                                                                    Exhibit 99.1



                            MARTIN MIDSTREAM PARTNERS
                           SIGNS AGREEMENT TO ACQUIRE
                         TESORO MARINE SERVICES BUSINESS

         KILGORE, Texas, October 28, 2003 /PRNewswire-FirstCall via COMTEX/ -- Martin Midstream Partners L.P. ("MMLP") (Nasdaq: MMLP), today announced it has signed a definitive agreement with Tesoro Marine Services LLC ("Tesoro"), a subsidiary of Tesoro Petroleum Corporation (NYSE: TSO), for the purchase of certain assets associated with Tesoro's shore based marine activities for $25 million plus the value of Tesoro's lube oil inventories, estimated to be $1.5 million. The assets to be acquired by MMLP include marine transportation assets, terminalling and storage tank assets, and associated real estate along the Gulf Coast. Included in this acquisition are Tesoro's lube oil sales and distribution business. These assets are located at 14 terminals along the Gulf Coast from Venice, Louisiana to Corpus Christi, Texas. Acquisition financing will be provided through an expansion of MMLP's existing credit facility. The transaction, which is subject to standard closing conditions as well as the closing of the Midstream Fuel agreement referenced in the next paragraph, is expected to close before December 31, 2003.

         In a parallel transaction, Midstream Fuel Services LLC, signed a definitive agreement with Tesoro for the purchase of Tesoro's fuel oil distribution business for $2 million plus the value of Tesoro's diesel fuel inventories, estimated to be $3.5 million. Midstream Fuel Services LLC is a subsidiary of privately held Martin Resource Management Corporation ("MRMC"), the owner of MMLP's general partner. MRMC is acquiring these assets from Tesoro because fuel oil distribution generates non-qualifying income under Internal Revenue Service regulations applicable to master limited partnerships such as MMLP. However, following the closings, pursuant to contractual arrangements between MRMC and Martin Midstream Partners, MMLP will utilize its midstream assets to provide transportation and storage services for the fuel oil distribution business which is being acquired by MRMC. Closing of the Midstream Fuel purchase, which is subject to standard closing conditions as well as the closing of the Martin Midstream Partners agreement referenced in the prior paragraph, is also expected before December 31, 2003.

         "Martin Midstream Partners' acquisition of Tesoro's marine transportation, terminalling and lube oil distribution business further strengthens our hydrocarbon products and by-products distribution business and infrastructure in our core Gulf Coast market. Post acquisition, we believe we will be one of the largest shore based service providers and lube oil distributors in the Gulf Coast region" said Ruben Martin, President and Chief Executive Officer of Martin Midstream GP LLC, MMLP's General Partner. Mr. Martin continued, "We are very pleased to announce this first major acquisition following our initial public offering and we believe the acquired business will complement our current marine transportation, terminalling, and distribution operations in the Gulf Coast and will be financially accretive to MMLP".

         Martin Midstream Partners will provide additional information about the proposed acquisition at its regular teleconference in connection with its announcement of third quarter results, anticipated to be held on or about November 10, 2003.

About Martin Midstream Partners

         Martin Midstream Partners provides marine transportation, terminalling, distribution and midstream logistical services for producers and suppliers of hydrocarbon products and by-products, specialty chemicals and other liquids. The Company also manufactures and markets sulfur-based fertilizers and related products and owns an unconsolidated non-controlling 49.5% limited partnership interest in CF Martin Sulphur L.P., which operates a sulfur storage and transportation business. MMLP operates primarily in the Gulf Coast region of the United States.

         Additional information concerning the Company is available via the worldwide web at http://www.martinmidstream.com.

Forward Looking Statements

         Statements about Martin Midstream Partners' outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside its control that could cause actual results to differ materially from such statements. While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. These factors include, but are not limited to: the ability to complete the pending acquisition; adverse weather conditions; reliance on its interest in CF Martin Sulphur L.P.; the incurrence of material liabilities that are not fully covered by insurance; the price volatility and the supply availability of hydrocarbon products and by-products; restrictions in its debt agreements; the prospects for future acquisitions and its ability to make future acquisitions; the performance of recently acquired businesses; the seasonality of its business; the competition in the industry; changes in regulations on the federal, state and local level that are applicable to its business; the cost of attracting and retaining highly skilled personnel; the loss of significant commercial relationships with Martin Resource Management Corporation; interruption in operations at its facilities; federal regulations applicable to its marine vessels and regulations effecting the domestic tank vessel industry; cost reimbursements it is required to pay to Martin Resource Management Corporation; conflicts of interest and competition with Martin Resource Management Corporation; the decisions made by and the control of its general partner; and a decision by the IRS to treat MMLP as a corporation. A discussion of these factors, including risks and uncertainties, is set forth from time to time in the Company's filings with the Securities and Exchange Commission. Martin Midstream Partners L.P. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future event, or otherwise.

Contact: Robert D. Bondurant, Executive Vice President and Chief Financial Officer of Martin Midstream GP LLC (903) 983-6200

                                       6